THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                              COVERING SECURITIES THAT HAVE BEEN REGISTERED
                                          UNDER THE SECURITIES ACT OF 1933.
















                          Advance Paradigm, Inc.
                                401(k) Plan

                         Summary Plan Description















                               April 1, 1999


                             TABLE OF CONTENTS


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . 1
Available Information . . . . . . . . . . . . . . . . . . . . . 2

INTRODUCTION TO YOUR PLAN . . . . . . . . . . . . . . . . . . . 3

GENERAL INFORMATION ABOUT YOUR PLAN . . . . . . . . . . . . . . 4
Employer/Plan Sponsor . . . . . . . . . . . . . . . . . . . . . 4
and Plan Administrator  . . . . . . . . . . . . . . . . . . . . 4
Employer's Tax ID Number. . . . . . . . . . . . . . . . . . . . 4
Plan Trustee(s) . . . . . . . . . . . . . . . . . . . . . . . . 4
Plan Name . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Plan Number . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Plan Effective/Restatement Date . . . . . . . . . . . . . . . . 4
Original Effective Date . . . . . . . . . . . . . . . . . . . . 4
Employer Tax Year . . . . . . . . . . . . . . . . . . . . . . . 4
Plan Year End . . . . . . . . . . . . . . . . . . . . . . . . . 4
Type of Recordkeeping . . . . . . . . . . . . . . . . . . . . . 4
Type of Plan. . . . . . . . . . . . . . . . . . . . . . . . . . 4

OBTAINING ACCOUNT INFORMATION BY PHONE OR INTERNET. . . . . . . 5

ELIGIBILITY AND PARTICIPATION . . . . . . . . . . . . . . . . . 6
Eligibility . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Predecessor Service . . . . . . . . . . . . . . . . . . . . . . 6
Participation Requirements. . . . . . . . . . . . . . . . . . . 6
Entry Date. . . . . . . . . . . . . . . . . . . . . . . . . . . 6

YOUR CONTRIBUTIONS TO THE PLAN. . . . . . . . . . . . . . . . . 7
Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . 7
Elective Deferrals. . . . . . . . . . . . . . . . . . . . . . . 7
Making and Modifying 401(k) Elections . . . . . . . . . . . . . 7
Investment of Contributions . . . . . . . . . . . . . . . . . . 7

YOUR EMPLOYER'S CONTRIBUTIONS TO THE PLAN. . . . . . . . . . .  8
Employer Matching Contributions . . . . . . . . . . . . . . . . 8
Eligibility for Employer Matching Contributions . . . . . . . . 8
Employer Profit Sharing Contributions . . . . . . . . . . . . . 9
Eligibility for Employer Profit Sharing Contributions . . . . . 9
Vesting . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Predecessor Service . . . . . . . . . . . . . . . . . . . . . . 9
Year of Service for Vesting Defined . . . . . . . . . . . . . . 9
Vesting of Elective Deferrals . . . . . . . . . . . . . . . . . 9
Vesting Schedule for Employer 401(k) Matching and
     Profit Sharing Contributions . . . . . . . . . . . . . . . 9
Forfeitures . . . . . . . . . . . . . . . . . . . . . . . . . . 9

BENEFITS UNDER YOUR PLAN. . . . . . . . . . . . . . . . . . . .10
Normal Retirement Age . . . . . . . . . . . . . . . . . . . . .10
Disability. . . . . . . . . . . . . . . . . . . . . . . . . . .10
In-Service Distributions. . . . . . . . . . . . . . . . . . . .10
Hardship Withdrawals: . . . . . . . . . . . . . . . . . . . . .10
Events Which Qualify for a Hardship Distribution. . . . . . . .10
Tax Consequences for Receiving a Distribution or Withdrawal . .11
Loan Availability . . . . . . . . . . . . . . . . . . . . . . .11
Loan Requirements . . . . . . . . . . . . . . . . . . . . . . .11
Loan Limitations. . . . . . . . . . . . . . . . . . . . . . . .11
Loan Repayments . . . . . . . . . . . . . . . . . . . . . . . .11
Tax Consequences of Plan Loans. . . . . . . . . . . . . . . . .11
Death Benefits. . . . . . . . . . . . . . . . . . . . . . . . .12
Distributions Upon Death. . . . . . . . . . . . . . . . . . . .12
Forms of Benefit. . . . . . . . . . . . . . . . . . . . . . . .13
Top-Heavy Defined . . . . . . . . . . . . . . . . . . . . . . .13
Top-Heavy Rules . . . . . . . . . . . . . . . . . . . . . . . .13
Vesting Schedule for Top-Heavy. . . . . . . . . . . . . . . . .14
Rollovers or Transfers. . . . . . . . . . . . . . . . . . . . .14
Period of Severance . . . . . . . . . . . . . . . . . . . . . .14
Qualified Domestic Relations Orders . . . . . . . . . . . . . .15
Plan Amendment or Termination . . . . . . . . . . . . . . . . .16

TAX CONSEQUENCES ASSOCIATED WITH THE PLAN . . . . . . . . . . .16

STATEMENT OF ERISA RIGHTS . . . . . . . . . . . . . . . . . . .17

CLAIMS PROCEDURES . . . . . . . . . . . . . . . . . . . . . . .18

PENSION BENEFIT GUARANTY CORPORATION. . . . . . . . . . . . . .18

APPENDIX TO SUMMARY PLAN DESCRIPTION. . . . . . . . . . . . . A-1
INVESTMENT INFORMATION. . . . . . . . . . . . . . . . . . . . A-1
Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . A-3
No Guarantee of Fund Results. . . . . . . . . . . . . . . . . A-3
Voice Response System . . . . . . . . . . . . . . . . . . . . A-3
Restrictions on Resale. . . . . . . . . . . . . . . . . . . . A-3




              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Advance Paradigm, Inc. (the Company) has amended the Plan to allow you to invest in the Common Stock, $0.01 par value, of the Company (the Company Stock) beginning April 1, 1999. The addition of Company Stock as an investment option under the Plan requires that a Registration Statement be filed with the Securities and Exchange Commission covering the Company Stock to be purchased under the terms of the Plan.

The Company has filed with the Commission a Registration Statement on Form S-8 to register 30,000 shares of Company Stock and related participation interests in the Plan. The Registration Statement covering 30,000 shares of Company Stock and related participation interests was filed on March 31, 1999 (Form S-8 File No. 333-______). This Summary Plan Description (SPD), the current Appendix to the SPD and any subsequent Appendix to the SPD, and the documents incorporated by reference in the Registration Statement on Form S-8 for the Plan constitute a prospectus that meets the requirements
of Section 10(a) of the Securities Act of 1933.   The following documents
filed by the Company with the Commission are incorporated by reference in the Registration Statement:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, which contains audited financial statements for the fiscal year ended March 31, 1998.

     (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998, September 30, 1998 and December 31, 1998.

     (3) The Company's Definitive Proxy Statement pursuant to Schedule 14A filed with the Commission on July 29, 1998.

     (4) The description of the Company Stock contained in the Company's registration statement on Form S-1 (No. 333-06931) filed with the Commission on June 26, 1996, as amended by Amendment No. 1 thereto filed with the Commission on July 10, 1996, Amendment No. 2 thereto filed with the Commission on September 11, 1996, Amendment No. 3 thereto filed with the Commission on September 30, 1996, and Amendment No. 4 thereto filed with the Commission on October 8, 1996, the Company's registration statement filed pursuant to Rule 462(b) and the final prospectus, dated October 8, 1996, filed with the Commission pursuant to Rule 424(b)(4) under the Securities Act.

In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this SPD and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which dereregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this SPD and to be a part hereof from the date of filing of such documents.

A copy of the Company's annual report to stockholders for each fiscal year, and copies of all reports, proxy statements, and other communications distributed to stockholders of the Company generally, will be delivered to each employee who receives this SPD unless such employee otherwise receives a copy of such annual report as a stockholder of the Company, in which case the Company will furnish a copy to the employee on written request.

The Company will provide without charge to each person to whom a copy of this SPD is delivered, upon the written or oral request of any such person, a copy of any or all of the above documents incorporated by reference in the Registration Statement (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information or documents which the SPD incorporates).

Requests should be directed to:

     Plan Administrator of the Advance Paradigm, Inc. 401(k) Plan
     c/o Director, Human Resources
     Advance Paradigm, Inc.
     545 E. John Carpenter Freeway, Suite 1570
     Irving, Texas  75062
     Telephone Number:  (972) 830-6199

AVAILABLE INFORMATION

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith files periodic reports and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission can be inspected without charge at the public reference facilities maintained by the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located in the Seven World Trade Center, New York, New York 10048, and at the CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its public reference facilities in New York, New York, and Chicago, Illinois, at prescribed rates. In addition, the Commission maintains a Web site on the World Wide Web, and copies of such material may be accessed at this Web site (http://www.sec.gov). The Common Stock of the Company is traded on the NASDAQ National Market System. Additional updating information with respect to the securities and Plan may be provided in the future to Plan participants by means of appendices to the SPD and amendments to such appendices.

     THE SHARES OF COMPANY STOCK TO BE ISSUED TO PARTICIPANTS IN THE PLAN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SPD, WHICH IS CONSIDERED TO BE PART OF A PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                         INTRODUCTION TO YOUR PLAN

Your Employer has instituted this Plan to reward efforts made by Employees who contribute to the overall success of the Company. The Plan is exclusively for the benefit of Participants and their Beneficiaries. The purpose of the Plan is to help you build financial security for your retirement and to help protect you and your Beneficiaries in the event of your death or Disability.

This Plan is a 401(k) plan. It offers you a built-in savings system through pre-tax payroll deductions. It also offers attractive tax advantages, the freedom to choose investments according to your needs, the flexibility to change your investments as your needs change, and a way to build capital for a secure retirement.

Under the terms of this Plan, you may choose to defer a portion of your current salary, which your Employer then contributes to the plan on a pre-tax basis. Contributions are not subject to Federal income tax, and in most cases are also exempt from state or local income taxes. Since your contributions are not subject to Federal income tax, your taxable income is reduced. See the heading "Tax Consequences Associated with the Plan" for additional information relating to taxes and Plan participation.

The laws governing plans like this one contain many provisions that may affect your retirement. You should contact your Plan Administrator with any questions about the Plan before you make any decisions related to your retirement. For specific tax advice, you should contact your tax advisor.

This SPD summarizes the key features of your Plan, and your rights, obligations and benefits under the Plan. Some of the statements made in this SPD are dependent on this Plan being "qualified," or approved by the Internal Revenue Service. Please contact your Plan Administrator with any questions you may have after you have read this summary.

Every effort has been made to make this description as accurate as possible. However, this booklet is not a Plan document. THIS SPD IS NOT MEANT TO INTERPRET, EXTEND, OR CHANGE THE PROVISIONS OF THE PLAN IN ANY WAY. THE TERMS OF THE PLAN ARE STATED IN AND WILL BE GOVERNED IN EVERY RESPECT BY THE PLAN DOCUMENT. Your right to any benefit depends on the actual facts and the terms and conditions of the Plan document, and no rights accrue by reason of any statement in this summary. A copy of the Plan document is available at the principal office of your Employer for inspection. You, your Beneficiaries, or your legal representatives may request to inspect the Plan Document at any reasonable time.

The Plan Administrator has the exclusive discretionary authority to construe the terms of the Plan and to determine eligibility for all benefits. Any determination or interpretations of this Plan adopted by the Plan Administrator in good faith shall be binding on all parties.




                    GENERAL INFORMATION ABOUT YOUR PLAN

EMPLOYER/PLAN SPONSOR         Advance Paradigm, Inc.
AND PLAN ADMINISTRATOR        545 E. John Carpenter Freeway, Suite 1570
                              Irving, TX  75062
                              (972) 830-6199


EMPLOYER'S TAX ID NUMBER:     75-2493381

PLAN TRUSTEE(S):              Merrill Lynch Trust Company
                              300 Davidson Avenue
                              2nd Floor West
                              Somerset, New Jersey  08873


PLAN NAME:                    Advance Paradigm, Inc. 401(k) Plan

PLAN NUMBER:                  001

PLAN EFFECTIVE/
RESTATEMENT DATE:             October 1, 1998 [401(k) and Profit Sharing]

ORIGINAL EFFECTIVE DATE:      January 1, 1994 [401(k) and Profit Sharing]

EMPLOYER TAX YEAR:            April 1st through March 31st
PLAN YEAR END:                December 31st

TYPE OF RECORDKEEPING:        Contract Administration

TYPE OF PLAN:                 401(k) with profit sharing

The Plan Administrator keeps the records for the Plan, and is responsible for the interpretation and administration of the Plan. All Plan Records will be kept on the basis of the Plan Year. The Plan Administrator may hire a third party record keeper to perform the administrative functions of the Plan. If you have questions about the Plan, you should write to the Plan Administrator, in care of the 401(k) Plan Committee. THE PLAN ADMINISTRATOR AND THE TRUSTEES ARE DESIGNATED AS THE AGENTS FOR SERVICE OF LEGAL PROCESS.

A committee comprised of officers and employees of the Company or a Participating Affiliate has been appointed by the Board of Directors of the Company to perform some administrative functions for the Plan
Administrator. You should direct any correspondence intended for the Plan Administrator to the attention of the "401(k) Plan Committee" at the above address for the Plan Administrator.


            OBTAINING ACCOUNT INFORMATION BY PHONE OR INTERNET

TO ASSIST YOU IN USING THE PLAN MORE EFFECTIVELY, AN INTERACTIVE TELEPHONE FEATURE AND AN INTERNET FEATURE IS AVAILABLE.

The Plan offers an interactive telephone feature, referred to as "Voice Response System," which permits you to access information regarding your Plan accounts and initiate investment fund changes through the use of a personal identification number ("PIN") assigned to you by the Plan.
Because your PIN allows access to your accounts, keep it confidential. The Plan's "interactive telephone feature" is maintained as a toll-free ("1-800") telephone line at Merrill Lynch which you may use to request current information regarding your Plan accounts, including the value of your accounts and the amount available for withdrawal or a loan. The telephone number for the Voice Response System is listed in the current Appendix to this SPD. Written confirmation of your Voice Response System changes will
be sent to you.   All actions initiated or taken through the Voice Response
System regarding your Plan accounts must comply with the notice and timing requirements relating to a particular action. You may not use the Voice Response System to change your contribution rate, to stop or resume your contributions, or to request a withdrawal. You should contact your Human Resources Representative to obtain a withdrawal from the Plan while you are still working, in which case, appropriate withdrawal and rollover election forms will be sent to you.

In addition, the Merrill Lynch website allows on-line transactions for you to change your investment direction, transfer funds between investments, select a Goal Manager service (to direct future investments or to transfer
existing assets).   To access these services via the Internet, from
Infoplace select Self Service/Benefit Provider Links/Merrill Lynch 401(k)/About My Account/Transactions (lower left hand menu). You can also access it through the Web in general at www.benefits.ml.com. Remember, you must have your Social Security Number and PIN # to access these services. If you have any questions or if you encounter problems accessing your account, please call Merrill Lynch at 800/229-9040. If this number changes, you will be provided a current Appendix to this SPD to provide the new telephone number for Internet access instructions.

If you wish to change investment fund elections either through the Voice Response System or the Internet, the changes will be effective as of the close of business on the day you request the change.



                       ELIGIBILITY AND PARTICIPATION

ELIGIBILITY:                  All Employees of the Employer are eligible to
                              participate in this Plan except Employees who are members of a union who bargained separately for retirement benefits during negotiations.

PREDECESSOR SERVICE:          Service with the following Predecessor
                              Employers will be counted toward eligibility to participate in the Plan: Advance Paradigm
                              Clinical Services, Inc.; Advance Paradigm
                              Data Services, Inc.; Advance Paradigm Mail
                              Services, Inc.; Innovative Medical Research,
                              Inc.; for Employees hired before 10/1/98, Blue Cross-BlueShield of Maryland; for
                              Advance Homecare, service to 7/8/97; Baumel-
                              Eisner Neuromedical Institute; and Integrated
                              Pharmaceutical Services, but only for
                              Employees hired on or about April 1, 1999 from Integrated Pharmaceutical Services as a result of an acquisition by Advance Paradigm of a portion of the assets of such company.

PARTICIPATING AFFILIATES:     Advance Paradigm Clinical Services, Inc.;
                              Advance Paradigm Data Services, Inc.; Advance
                              Paradigm Mail Services, Inc.; Innovative
                              Medical Research, Inc.; Baumel-Eisner
                              Neuromedical Institute.

PARTICIPATION REQUIREMENTS:   If you are not excluded from participation
                              due to the above, you will become eligible to participate after attaining age 21 and completing 1/2 of a Year of Service.

                              Since the service requirement is less than one year, you are not required to complete a specific number of Hours of Service during the service period. Instead, your service will be measured by the length of time you are employed. You will become eligible to participate in the Plan on the Entry Date next following your 6 month anniversary of your date of hire. For example: If your Date of Hire is 12/15/96, you satisfy the six-month eligibility requirement on 6/14/97 and become eligible to participate in the Plan on the next Entry Date which is 7/1/97.

                              If you do not meet the eligibility
                              requirements, you will not be eligible to participate in the Plan.

ENTRY DATE:                   You will become a Participant in the Plan on
                              the Entry Date coincident with or next
                              following the date you meet the participation requirements. The Entry Dates for this Plan are the first day of the first, fourth, seventh and tenth month of the Plan Year.


                      YOUR CONTRIBUTIONS TO THE PLAN

COMPENSATION:                 Compensation means the total salary or wages
                              paid to you as shown on your W-2 but
                              increased by all deferrals you make to this Plan and to your Employer's cafeteria plan, to a maximum of $160,000*.

                              For the first year you participate in the Plan, only Compensation earned after your Entry Date will be used to determine your share of your Employer's Contribution.

ELECTIVE DEFERRALS:           15% of Annual Compensation, to a maximum of
                              $10,000* per calendar year.

                              * Adjusted periodically for cost of living by the IRS.

                              This limitation is an aggregate limit that applies to all deferrals you make to this Plan and to any other elective deferral plan, including tax-sheltered annuity contracts, simplified pension plans, or other 401(k) plans.

MAKING AND MODIFYING
401(K) ELECTIONS:             You may discontinue deferrals at any time,
                              upon written notice to the Plan
                              Administrator.  Your instructions to cease
                              Elective Deferrals will be implemented as of the first payroll period following the date you notify your Plan Administrator.

                              To resume your Elective Deferral
                              Contribution, you must provide written notice to your Plan Administrator, and wait until the next quarterly Entry Date.

                              You may increase or decrease your Elective
                              Deferral Contribution Percentage on any
                              quarterly Entry Date.

INVESTMENT OF
CONTRIBUTIONS:                As a Participant in this Plan, you direct the
                              investment of your account(s). Your Plan provides a menu of investment options from which you may select your investments. You may modify your investment elections, transfer existing account balances, and obtain information regarding your investments on a daily basis.

The Plan Administrator has selected investment funds in which you and the other participants may choose to invest. A Company Stock Fund has been added as an investment option beginning April 1, 1999. A brief description of each current investment fund available under the Plan is contained in the Appendix to this SPD. There is no minimum or maximum percentage of your Plan account which may be invested in the Company Stock Fund or any other investment fund offered under the Plan; however, investment advisors often recommend that participants consider diversifying investments and not investing more than 20% of their overall investment assets in the stock of a single company.

The Plan Administrator or the 401(k) Plan Committee may from time to time add new investment funds or eliminate existing investment funds AND MAY CHANGE OR ADD AN ADDITIONAL INVESTMENT MANAGER. You will be notified in the event any such action is taken by the Plan Administrator.

The investment options range from a relatively low risk fund generally with lower returns, to a higher risk equity fund, with a potential for higher returns.

Before you make your investment decision, you should carefully consider your investment goals. The Plan Administrator will provide you with information in a current Appendix to the SPD that summarizes the general investment goals and the past investment performance of the investment funds as they exist from time to time. In addition, you may request from the Plan Trustee(s) copies of prospectuses, financial statements or any other materials relating to the funds, to the extent such information is provided to this Plan, and a description of the annual operating expenses of each fund, such as investment management fees, administration fees and transaction costs. The Company intends to pay the administrative costs of the Plan, such as Trustee and accounting fees, but reserves the right to have the Plan pay part or all of such costs at any future time.

This Plan is intended to constitute a plan described in section 404(c) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and Title 29 of the Code of Federal Regulations section 2550.404c-1. As a result, the fiduciaries of this Plan may be relieved of liability for any losses which are the direct and necessary result of investment instructions given by you or your beneficiary.

You will receive written reports on the status of your Plan account on a quarterly basis, and you may obtain daily information on a daily basis by using the Voice Response System or the Internet site.

You should be aware that your investment decisions will ultimately affect the retirement benefits to which you will become entitled. Your Employer and the Plan Trustee(s) cannot provide you with investment advice, nor are they obligated to reimburse any participant for any investment loss that may occur as a result of his or her investment decisions. There is no guarantee that any of the investment options available in this Plan will retain their value or appreciate. You should also remember that all investments have some element of risk. Therefore, you should select your investments based on your own financial and retirement needs. In addition, it is important to remember that, like the stock market, stock investments can go down as well as up. If that should happen, as it probably will from time to time, the dollar value of all amounts invested in stock will decrease.


                 YOUR EMPLOYER'S CONTRIBUTIONS TO THE PLAN

EMPLOYER MATCHING
CONTRIBUTIONS:                Your Employer may, in its discretion, make a
                              contribution to the Plan known as a 401(k)
                              Matching Contribution. Your Employer's 401(k)
                              Matching Contribution, if any, will be an amount not to exceed 50% of the first 6% of your Compensation contributed as an Elective
                              Deferral.

ELIGIBILITY FOR EMPLOYER
MATCHING CONTRIBUTIONS:       Any Participant who makes an Elective
                              Deferral Contribution will be eligible to receive an Employer Matching Contribution.

EMPLOYER PROFIT SHARING
CONTRIBUTIONS:                Your Employer may, in its discretion, make a
                              contribution to the Plan known as a Profit
                              Sharing Contribution. Your share of the
                              Employer's Profit Sharing Contribution, if any, will be allocated to your account based on the ratio that your Compensation bears to the total Compensation of all Participants eligible for a share of this Contribution.

ELIGIBILITY FOR EMPLOYER
PROFIT SHARING CONTRIBUTIONS: Any Participant who is employed during the
                              Plan Year will be eligible to share in the allocation of the Employer Profit Sharing Contribution made for that Plan Year.

VESTING: Vesting means that for each Year of Service you complete, you become entitled to all or a portion of your Employer Contributions Account(s). For purposes of determining your vested account balance, all of your Years of Service, beginning on your date of hire, will be counted.

PREDECESSOR SERVICE:          Service with the following Predecessor
                              Employers will be counted for vesting
                              purposes:  Advance Paradigm Clinical
                              Services, Inc.; Advance Paradigm Data
                              Services, Inc.; Advance Paradigm Mail
                              Services, Inc.; Innovative Medical Research,
                              Inc.; for Employees hired before 10/1/98, Blue Cross-BlueShield of Maryland; for
                              Advance Homecare, service to 7/8/97; Baumel-
                              Eisner Neuromedical Institute; and Integrated
                              Pharmaceutical Services, but only for
                              Employees hired on or about April 1, 1999 from Integrated Pharmaceutical Services as a result of an acquisition by Advance Paradigm of a portion of the assets of such company.

YEAR OF SERVICE FOR VESTING
DEFINED: You will have completed a Year of Service for vesting purposes on each anniversary of your date of hire with your Employer.

VESTING OF ELECTIVE
DEFERRALS:                    You are always 100% vested in your Elective
                              Deferrals.


VESTING SCHEDULE FOR EMPLOYER 401(K) MATCHING AND PROFIT SHARING
CONTRIBUTIONS

          VESTED PERCENTAGE        YEARS OF SERVICE
                    1                    25%
                    2                    50%
                    3                    75%
                    4                   100%

If this is an amended or restated Plan, your vested percentage cannot be less than your vested percentage prior to the amendment or restatement of this Plan.

FORFEITURES:                  If you terminate service prior to being fully
                              vested in your Employer Contribution
                              Account(s), you forfeit the amount in which you are not vested. Forfeitures will be used to reduce future Employer Contributions to the Plan.


                         BENEFITS UNDER YOUR PLAN

NORMAL RETIREMENT AGE:        Your Normal Retirement Age is age 65. You are
                              100% vested in your Employer Contribution
                              Account(s) if you leave employment with
                              Advance Paradigm on or after your Normal
                              Retirement Age.

DISABILITY:                   You will be considered to be disabled if your
                              injury or medical condition causes you to be unable to perform your usual and customary duties for your Employer for a continuous period of at least twelve months. If your account exceeds $5,000, payment of benefits will begin as soon as feasible after you attain Normal Retirement Age. You may, however, elect for benefit payments to begin as soon as feasible after your Disability
                              Retirement Date. If your account does not exceed $5,000, benefit payments will begin as soon as feasible after your Disability
                              Retirement Date.

                              You are 100% vested in your Employer
                              Contribution Account(s) if you are deemed disabled.

IN-SERVICE DISTRIBUTIONS:     As an active Participant in the Plan, you
                              may, upon attaining age 59 1/2, submit a written application to the Plan Administrator to withdraw all or a portion of your vested account balance.

HARDSHIP WITHDRAWALS:         As an active Participant in the Plan, you may
                              submit a written application to the Plan
                              Administrator for a hardship withdrawal of a portion of your vested account balance, if you are experiencing an immediate and heavy financial need. The amount of your withdrawal may not exceed the amount of your financial need.

EVENTS WHICH QUALIFY FOR A
HARDSHIP DISTRIBUTION:        1.  To cover medical expenses incurred by
                              you, your spouse or your dependents;

                              2. For the purchase of a principal residence (excluding mortgage payments);

                              3.  For the payment of tuition and related
                              educational fees for the next twelve months of post-secondary education for you, your spouse, your children or your dependents;

                              4.  For the payment of amounts necessary to
                              prevent eviction from or foreclosure on your principal residence.

                              All other forms of financial assistance, including loans from this Plan, must be explored and exhausted before a Hardship Distribution can be made.

If you take a hardship withdrawal, your Elective Deferral Contributions will be suspended for a period of twelve months following the date of the withdrawal. When you recommence your Elective Deferral Contributions, the amount which may be contributed in that calendar year is reduced by the amount of the Elective Deferral Contributions you made in the calendar year in which you took a hardship withdrawal.

TAX CONSEQUENCES FOR
RECEIVING A DISTRIBUTION
OR WITHDRAWAL:                Distribution or withdrawal of all or a
                              portion of your vested account balance will be subject to ordinary income taxes and may be subject to early distribution penalties.
                              Please consult your tax advisor prior to taking any distribution or withdrawal.

LOAN AVAILABILITY:            An active Participant in the Plan may request
                              a loan from the Plan.   The loan amount is
                              available by calling the Voice Response
                              System. A loan allows you to borrow money from your account without incurring a penalty. You must repay the loan with interest, on an after-tax basis, usually through payroll deductions.

                              Once you request a loan, your Employer will review the loan request and if Employer approves the loan, after the Employer receives a signed spousal consent form, if you are married, you will receive a check with an attached promissory note. By endorsing the check, you agree to the terms and repayment conditions in the promissory note.

LOAN REQUIREMENTS:            1.  Loans are available to all participants
                              in the Plan on a uniform and
                              nondiscriminatory basis.

                              2.  Loans must bear a reasonable rate of
                              interest.  You can call the Voice Response
                              System to determine the interest rate.

                              3.  The loan must be adequately secured.

                              4. There is a $1,000 minimum for loans from the Plan.

LOAN LIMITATIONS:             You may borrow any amount up to 50% of your
                              vested account balance. However, your loan can be no more than $50,000 minus your highest outstanding loan amount during the prior 12 months. If you borrow from the plan, the amount you borrow is no longer invested in the investment funds.

LOAN REPAYMENTS:              Repayment of a loan must be made at least
                              quarterly, on an after-tax basis, in level payments of principal and interest. The loan must be repaid within five years or within 10 years if the purpose of the loan is for the purchase of your primary residence. As the loan payments are made, they are invested in accordance with your instruction for new contributions.

TAX CONSEQUENCES OF PLAN
LOANS: If you fail to make loan repayments when they are due, you may be considered to have defaulted on the loan. Defaulting on a loan may be considered a distribution to you from the Plan, resulting in taxable income and possible tax penalties to you and may ultimately reduce your benefit from the Plan. If you terminate employment with Advance Paradigm while you have a loan, the outstanding balance will be taxed to you unless you repay it on or before your last day of employment.

DEATH BENEFITS:               Your Employer Contribution Account(s) become
                              100% vested upon your death.  Your
                              Beneficiary will be entitled to receive your account balance. If you are married at the time of your death, your surviving spouse is your Beneficiary unless you elect otherwise in writing (with the consent of your spouse);
                              you establish to the satisfaction of the Plan
                              Administrator that your spouse cannot be located; or your spouse has validly waived any right to the death benefit.

                              If you want to designate a Beneficiary other than your spouse, (an "alternate Beneficiary") you must do so on a form provided by the Plan Administrator. You may revoke or change this designation at any time by filing written notice with the Plan Administrator; however, your spouse must consent, in writing, to any alternate Beneficiary. A Notary Public or Plan official must witness your spouse's consent.

                              It is important that you notify the Plan
                              Administrator of any change in your marital status or change in your Beneficiary designation.

DISTRIBUTIONS UPON DEATH:     If death occurs before Retirement Benefits
                              begin, your Beneficiary may choose to defer payment, or to receive payment based on the following general guidelines:

                              Payment may be made in the form of a joint life or period certain life annuity for Participants who transferred money from a prior plan where this option was available;

                              Payment may be made in installments payable in cash or in kind, or part in cash and part in kind over a period not to exceed your lifetime, or the joint expected future lifetime (based on actuarial tables) of you and your spouse;

                              The entire sum must be distributed no later than the last day of the year in which the fifth anniversary of your death occurs, if your Beneficiary is not your surviving spouse;

                              If your Beneficiary is your spouse, payment may be postponed until December 31st of the calendar year in which you would have attained age 65;

                              Payment may be made in installments, as
                              described above, beginning on or before the December 31st following the year in which you die.

If death occurs after Retirement Benefits begin, but before your entire Retirement Benefit has been paid, the remaining portion of your Retirement Benefit will continue in the same form and for the same period as you originally elected unless your Beneficiary requests that the payments be accelerated. In any case, payments will continue to be made at least as rapidly as such payments were being made prior to your death.

                              If you fail to designate an alternate
                              Beneficiary, or your alternate Beneficiary does not survive you, the benefit payable from this Plan as a result of your death will be payable to your Surviving Spouse. If you have no Surviving Spouse, the death benefit will be paid to your estate.

                              If the value of your account is $5,000 or less, death benefits will be distributed to your Beneficiary without your Beneficiary's consent as soon as practicable following your death.

FORMS OF BENEFIT:             The normal form of payment with respect to
                              your vested account balance under this Plan is a lump sum. If your account balance is $5,000 or less, you will receive a lump sum distribution as soon as feasible following the date you terminated employment. If your account balance is greater than $5,000, you
                              (and your spouse, if applicable) must give written consent before the distribution can be made.

                              An optional form of payment with respect to your vested account balance is installments payable in cash or in kind, or part in cash and part in kind over a period not to exceed your lifetime, or the joint lifetime of you and your spouse.

                              If you transferred money from a prior plan, another form of benefit may be available. You should consult with your tax advisor regarding those options.

You may request that all or part of any taxable distribution you receive from the Plan, other than an annuity, installments paid over 10 or more years, or required distributions after age 70-1/2 (or if you are not a 5% owner of the Employer, your termination of employment, if later), be rolled over directly from the Trustees to the trustee or custodian of an eligible retirement plan. For this purpose, an "eligible retirement plan" includes an individual retirement account or annuity, or your new employer's qualified plan, if the plan accepts rollovers. The Plan Administrator will notify you if any amount to be distributed to you is an eligible rollover distribution. Special tax withholding rules apply to any portion of the eligible rollover distribution which is not rolled over directly to an eligible retirement plan.

You should remember to keep the Plan Administrator informed of your address and the name and current address of your Beneficiary.

TOP-HEAVY DEFINED:            A plan becomes Top-Heavy when 60% or more of
                              the Plan's assets are allocated to Key
                              Employees. Key Employees are certain owners or officers of your Employer. If the Plan becomes Top-Heavy certain rules apply.

TOP-HEAVY RULES:              A minimum contribution will be required to
                              Non-Key Employees. This contribution is the lesser of three percent (3%) of Compensation;
                              or the largest percentage of Compensation contributed by the Employer on behalf of Key
                              Employees. If you are a Participant in more than one plan maintained by your Employer, you may not be entitled to minimum benefits in more than one plan.

VESTING SCHEDULE FOR
TOP-HEAVY:                    Vesting schedule outlined earlier will apply.

ROLLOVERS OR TRANSFERS:       You must submit a written request to your
                              Plan Administrator, who will determine
                              whether a rollover or transfer is acceptable.
                              You may make such a contribution to this Plan prior to being eligible for the Plan. Any amount rolled over or transferred to this Plan cannot include personal IRA contributions. Prior to making a rollover or transfer, you should consult with your tax advisor.

PERIOD OF SEVERANCE:          Under the elapsed time method, your Years of
                              Service for vesting purposes run from the date you first perform an Hour of Service for your Employer until your severance from service date. A Period of Severance begins on the earlier of:
                              The date you quit, retire, are discharged, or die, or the first anniversary of the first date of a period in which you remain absent from service with your Employer (with or without pay) for any reason other than quitting, retirement, discharge, or death.
                              These reasons include vacation, holiday, sickness, disability, leave of absence, or layoff.

                              If you are absent on military leave, you will not be considered to have a Period of Severance if you return to work within 90 days of your release from military duty, or any longer period during which your reemployment rights are protected by law.

                              If you are on an authorized leave of absence
                              (in accordance with standard personnel
                              policies), you will not be considered to have a Period of Severance if you return to work immediately upon the expiration of such leave of absence.

                              If you are on a leave of absence because of maternity or paternity, you will not be considered to have a Period of Severance until the second anniversary of the first date of your leave. For example, if you went on maternity leave on October 1, 1995, you would not be considered to have severed service with your Employer if you returned to work and performed an Hour of Service before October 1, 1997. If you did not return to work on or before October 1, 1997, you would incur a Period of Severance.

                              If you are reemployed after you incur a
                              Period of Severance and you were vested when you terminated employment, upon your reemployment, you will be immediately eligible for the Plan, and you will be vested at the same percentage as when you left.

                              If you are reemployed after you incur a
                              Period of Severance and you were not vested when you terminated employment, you will lose credit for service you completed prior to your termination if your absence is five years or longer.

                              If you are reemployed within five years after you incur a Period of Severance, and you received a full or partial distribution (including a "deemed" distribution if you had a $0 account balance), you may return as a Participant at the same vested percentage as when you left, provided you repay the amount distributed to you within five years of the date you are reemployed. After repayment, your account balance will be restored to its original amount as though there had been no distribution, and any amount forfeited when you left will be replaced by your Employer.

                              If you are reemployed after you incur a five-year Period of Severance, you will not be given the opportunity to repay the amount distributed to you and your vested percentage will be determined based on your Years of Service beginning on your date of reemployment.

                              If you terminate service prior to becoming a Participant in the Plan, you will be treated as a new employee upon your reemployment. To participate, you must meet the Eligibility Requirements.

QUALIFIED DOMESTIC RELATIONS
ORDERS: As a general rule, your account balance may not be assigned. This means that your accounts cannot be sold, used as collateral for a loan, given away, or otherwise transferred. In addition, your creditors may not attach, garnish or otherwise interfere with your account.

                              An exception to this general rule is a
                              "qualified domestic relations order" or QDRO. A QDRO is a court order that can require the Plan Administrator to pay a portion of your account balance to your former spouse, child or other dependent.

                              If you intend to get a divorce and you
                              anticipate that the divorce order will award a portion of your Plan accounts to your spouse, please contact the Plan Administrator. The Plan Administrator will provide you with a copy of the Plan's qualified domestic relations order procedures and explain the manner in which the order will be reviewed to determine if it qualifies under the Internal Revenue Code. You are urged to send the Plan Administrator copies of proposed domestic relations orders for review prior to entry by a court to avoid any unnecessary delays and complications regarding your accounts.

PLAN AMENDMENT OR
TERMINATION:                  Your Employer, by action of its Board of
                              Directors, reserves the right to amend the Plan at any time. However, no amendment can deprive you of any vested benefits.

                              Your Employer also reserves the right to terminate the Plan. If the Plan is terminated, you will be 100% vested in your total account balance under the Plan.




                 TAX CONSEQUENCES ASSOCIATED WITH THE PLAN

THE COMPANY BELIEVES THAT THE PLAN AND RELATED TRUST AS AMENDED AND RESTATED ARE QUALIFIED UNDER SECTIONS 401(A) AND 501(A) OF THE CODE. THE TAX CONSEQUENCES OF A QUALIFIED PLAN INCLUDE:

1. Contributions made by the Company (including your salary deferral contributions) on your behalf are not taxable to you when they are made. You do not report them as income at that time.

2. Any investment earnings or profits received by the Trustee and allocated to your accounts are not tax-able when they are realized by the trust fund or allocated to your accounts.

3. When distribution of your accounts is made to you, you will be taxed in that year, but will in many instances qualify for advantageous tax treatment. You will be informed of these rules and penalties for underpay-ment of estimated taxes by the Trustee when you become eligible to receive a distribution from the Plan.

4. With certain exceptions, distributions and withdraw-als from your accounts before you reach age 59-/1/2 are subject to an additional excise tax equal to 10% of the taxable amount of the distribution or withdrawal. Under one of these exceptions, you will not be subject to the 10% tax penalty if you receive a distribution of your accounts after you reach age 55 and have terminated employment with the Company and all Employers.

5. Your participation in the Plan may affect your abili-ty to make tax-deductible contributions to an individual retirement account. You should contact your personal tax ad-visor for further information regarding this rule.

6. When you terminate employment, the Plan Administrator will give you a special tax notice that has been prepared by the Internal Revenue Service describing in general terms, the tax consequences associated with your distribution. Since tax laws are complex and subject to change, you should consult your personal tax advisor before you receive any benefits to determine how the dis-tribution may affect you and to obtain advice on directing the Plan Administrator on the manner of distribution.


                         STATEMENT OF ERISA RIGHTS

As a Participant in the Plan, you are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974 (ERISA). Your Employer may not fire you or discriminate against you to prevent you from obtaining a benefit from the Plan or exercising your rights under ERISA.

ERISA provides that all Plan Participants shall be entitled to:

Examine, without charge, at your Plan Administrator's office, all Plan documents, insurance contracts, if any, and copies of all documents filed by your Plan with the U. S. Department of Labor, such as annual reports and Plan descriptions.

Obtain copies of all Plan documents and other Plan information upon written request to your Plan Administrator. Your Plan Administrator may impose a reasonable charge for the copies.

Receive a summary of the Plan's annual financial report. Your Plan Administrator is required by law to provide each Participant with a copy of the Plan's Summary Annual Report.

Obtain an annual statement telling you whether you have a right to receive a benefit under the Plan, and if so, what your benefits would be if you stop working for your Employer now. If you do not have a right to a benefit under the Plan, the statement must tell you how many years you have to work to get a benefit under the Plan. The Plan may require a written request for this statement, but it must be provided free of charge.

File suit in Federal court if any materials requested are not received within 30 days of your request unless the materials were not sent because of matters beyond the control of your Plan Administrator. The court may require your Plan Administrator to pay you up to $100 per day for each day's delay until the materials are received by you.

In addition to creating rights for Plan participants, ERISA imposes obligations upon the persons who are responsible for the operation of the Plan. These persons are referred to as "fiduciaries". Fiduciaries must act solely in the interest of Plan Participants and Beneficiaries and must exercise prudence in the performance of their plan duties. Fiduciaries who do not comply with ERISA may be removed and required to make good any losses they have caused the Plan.

If Plan fiduciaries are misusing the Plan's assets or if you are discriminated against for asserting your rights, as a Participant in the Plan, you have the right to file suit in a Federal court or to request assistance from the U.S. Department of Labor. If you are successful in your lawsuit, the court may require the other party to pay your legal costs, including attorney's fees. If you are unsuccessful in your lawsuit, or the court finds your action frivolous, the court may order you to pay these costs and fees.

                             CLAIMS PROCEDURES

When you terminate employment, you must complete a form that notifies the Plan Administrator that you are making a claim for benefits. Your Employer has a supply of these forms. Ideally this form should be completed on or before your final day of work. This way, your Employer can send your claim for benefits right away for processing.

If, after your claim for benefits is processed, you have questions or disagree with the calculation of your benefit, you must notify the Plan Administrator in writing. Unless the Plan Administrator establishes and communicates to participants other claims procedures, the following procedures will apply: The Plan Administrator will, within 90 days (or within 180 days if special circumstances exist) notify you in writing of its decision. If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. That notification will include:

     How your benefit was calculated;

     The specific reason that your claim is denied (in whole or in part) if it is denied;

     Specific references to Plan provisions on which the denial is based;

     A description of any additional material or information necessary for you to perfect your claim and an explanation of why such information is necessary;

     An explanation of the Plan's claim review procedure.

Within 60 days after you receive notice of the denial of part or all of your claim for benefits, you may file a written appeal with the Plan Administrator. You may seek representation by an attorney or other representation of your choosing. You may submit written and oral evidence and arguments in support of your claim. You may review all relevant
documents.   The Plan Administrator generally makes a final decision within
60 days of your appeal. The Plan Administrator's decision will include the specific reasons for its decision and specific references to Plan provisions on which the decision is based.


                   PENSION BENEFIT GUARANTY CORPORATION

The type of Plan your Employer has adopted is a defined contribution plan. Therefore, the Plan is NOT subject to or insured by the Pension Benefit Guaranty Corporation (PBGC).

IF YOU HAVE ANY QUESTIONS ABOUT THIS STATEMENT OR ABOUT YOUR RIGHTS UNDER ERISA, YOU SHOULD CONTACT THE NEAREST OFFICE OF THE PENSION AND WELFARE BENEFITS ADMINISTRATION, U.S. DEPARTMENT OF LABOR, LISTED IN YOUR TELEPHONE DIRECTORY OR THE DIVISION OF TECHNICAL ASSISTANCE AND INQUIRIES, PENSION AND WELFARE BENEFIT ADMINISTRATION, U.S. DEPARTMENT OF LABOR, 200 CONSTITUTION AVENUE, N.W., WASHINGTON, D.C. 20210.


                             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                              COVERING SECURITIES THAT HAVE BEEN REGISTERED
                                          UNDER THE SECURITIES ACT OF 1933.
                                                               APRIL 1,1999


                   APPENDIX TO SUMMARY PLAN DESCRIPTION

This Appendix supplements the Summary Plan Description (SPD) dated April 1, 1999 that has been provided to all employees of Advance Paradigm, Inc. (the "Company") and its subsidiaries eligible to participate in the Advance Paradigm, Inc. 401(k) Plan (the "Plan"). The information contained in this Appendix is to be read in conjunction with the SPD. To the extent that the information contained in this Appendix is inconsistent with information contained in the SPD, the information contained in this Appendix supersedes and replaces the corresponding information in the SPD. If you have misplaced or discarded your SPD, please request an additional booklet from your Employer's Human Resources Department and one will be provided or you can access it through Infoplace.

INVESTMENT INFORMATION

Your salary deferral contributions, matching contributions made by your Employer, any profit sharing contributions made to the Plan and rollover contributions will be invested in accordance with your directions in one or more of the following funds:

MERRILL LYNCH RETIREMENT
PRESERVATION TRUST *       Seeks to provide preservation of capital,
                           liquidity and current income at levels that are
                           typically higher than those provided by money
                           market funds.
                           TOTAL RETURNS (%)(BASED ON CALENDAR YEAR)
                                   1996          1997         1998
                                   ----          ----         ----
                                   6.40          6.56         6.55

JOHN HANCOCK STRATEGIC
INCOME FUND                Seeks high current income through flexible
                           investments among international fixed-income
                           securities, U.S. government issues and high-
                           yielding corporate bonds.
                           TOTAL RETURNS (%)(BASED ON CALENDAR YEAR)
                                   1996          1997         1998
                                   ----          ----         ----
                                   11.73         12.64        5.37

MERRILL LYNCH BASIC VALUE
FUND, INC.                 Seeks capital appreciation, and secondarily,
                           income, by investing primarily in equities that
                           appear to be undervalued.
                           TOTAL RETURNS (%)(BASED ON CALENDAR YEAR)
                                   1996          1997         1998
                                   ----          ----         ----
                                   17.50         29.21        11.34

MERRILL LYNCH FUNDAMENTAL
GROWTH FUND                Seeks long-term growth of capital, by investing
                           in a diversified portfolio of equity securities
                           placing particular emphasis on companies that
                           have exhibited above-average growth rates in
                           earnings.
                           TOTAL RETURNS (%)(BASED ON CALENDAR YEAR)
                                   1996          1997         1998
                                   ----          ----         ----
                                   18.69         31.63        34.47

* The investment performance listed for this option does not reflect the operating expenses charged to the Plan. The operating expenses charged are based on the amount of Plan assets invested in the fund from time to time. The range of fees is from 1% for investments up to $100,000 to 0.13% for investments of $100,000,001. The fee charged to the Plan will probably be between .5% and 1%.

LORD ABBETT DEVELOPING
GROWTH FUND**              Seeks to provide long-term capital appreciation
                           by investing primarily in a diversified
                           portfolio of small company stocks with long-
                           range growth potential.
                           TOTAL RETURNS (%)  (BASED ON CALENDAR YEAR)
                                   1996          1997         1998
                                   ----          ----         ----
                                   22.31         30.78        8.27

GAM INTERNATIONAL FUND     Seeks capital appreciation through investing in
                           equity markets worldwide, excluding that of the
                           USA.
                           TOTAL RETURNS (%)(BASED ON CALENDAR YEAR)
                                   1996          1997         1998
                                   ----          ----         ----
                                   8.98          29.07        6.82

SELIGMAN COMMUNICATIONS
AND INFORMATION FUND
                           Seeks capital appreciation by investing
                           primarily in securities of companies operating in all aspects of the communications, information, and related industries.
                           TOTAL RETURNS (%)(BASED ON CALENDAR YEAR)
                                   1996          1997         1998
                                   ----          ----         ----
                                   11.94         22.95        33.92

ADVANCE PARADIGM COMPANY
STOCK FUND                 Invests solely in Company Stock.  The Company
                           Stock is traded on the NASDAQ National
                           Marketsystem under the symbol "ADVP."  The
                           closing bid prices for the Company Stock on the
                           last business day of the listed year is:
                           YEAR END STOCK PRICES
                                   1996          1997         1998
                                   ----          ----         ----
                                   $20.75        $31.75       $35.00

MERRILL LYNCH GOALMANAGER
SERVICE If you are not sure which of the above investment options to select, or in precisely what proportion, a GoalManager model portfolio is a tool that can assist you in managing your long-term financial objectives. There are five model portfolios from which to choose:
                           CONSERVATIVE; CONSERVATIVE TO MODERATE;
                           MODERATE; MODERATE TO AGRESSIVE; and AGRESSIVE. The model portfolios are rebalanced on a quarterly basis to return to the original asset mix.

** Performance listed for this option is Class A share performance for illustrative purposes only because Class P shares are new. The performance represents an operating expense for the Class A shares that is approximately 0.16% less than the Class P shares. Had Class P shares been available, the historical performance would have been lower.



You may choose one GoalManager Model Portfolio in addition to the other investment options in the Plan. You are provided periodically with summaries of each fund containing more detailed information that the above summaries, except for the Company Stock Fund, for which bid and asked prices are quoted each weekday in the Wall Street Journal; Company Stock prices are also available from the Voice Response System and via the Internet site.

Shares of Company Stock will be purchased at market prices in transactions over securities exchanges as soon as practicable after receiving contributions to the Company Stock Fund. The purchase price of the Company Stock will include brokerage fees and commissions, transfer taxes, and related expenses. Brokers who make such transactions are selected by the Trustee. However, the Trustee may also purchase newly issued or treasury stock from the Company at such prices and on such terms as it deems proper.

The closing price for the Company Stock on March 16, 1999 was $55.

There is no guarantee as to the rate of return or preservation of principal for contributions made to the Company Stock Fund. Dividends (if any) and other distributions received on Company Stock, net of Plan expenses attributable to Company Stock held in the Fund, will be reinvested in Company Stock by the Trustee, and each participant's accounts invested in the Company Stock Fund will be credited with the proportionate number of shares.

VOTING RIGHTS

To the extent participant's Plan accounts are invested in Company Stock, each participant may instruct the Trustee how to vote shares of Company Stock. In addition, each participant may decide whether or not to tender shares of Company Stock held in his Plan accounts in case of a tender offer. Before each stockholder's meeting, each participant will receive the voting materials necessary to vote shares of Company Stock held in his Plan accounts. The Company has established procedures that are intended to ensure that each participant's voting and, if applicable, his tender instructions relating to shares of Company Stock are confidential by providing that voting and tender forms are sent directly to each participant by the Company's transfer agent and by providing that his instructions are sent directly back to the transfer agent. The transfer agent then tabulates the instructions and forwards the results to the Trustee for its action. Subject to its fiduciary responsibilities under ERISA, the Trustee will vote shares that are not voted by participants in the same proportion as shares voted by participants and will not tender shares for which no instructions are received.

NO GUARANTEE OF FUND RESULTS

 No assurance can be given that the results of the various investment funds in future periods will be the same or similar to those reflected in the foregoing paragraphs with respect to fund results in prior periods.
Changes in the market value of underlying securities and interest and dividend income, among other things, may cause the rates of return and therefore the value of participants' accounts constantly to vary, sometimes significantly. Accordingly, no past period is necessarily indicative of future performance.

VOICE RESPONSE SYSTEM

1-800-922-9945 is the toll-free telephone number maintained by the Trustee to enable you to access information regarding your Plan accounts through the use of the Voice Response System and a personal identification number ("PIN"). You may access your account information via the Internet site as explained in the SPD.

RESTRICTIONS ON RESALE

There are generally no restrictions on resale of Company Stock acquired pursuant to the Plan except for employees who are deemed to be "affiliates" of the Company, and directors or officers of the Company who are subject to
Section 16 of the Securities Exchange Act of 1934. An affiliate may resell Company Stock acquired under the Plan either pursuant to a registration statement or pursuant to Rule 144 or another applicable exemption under the Securities Act of 1933. For purposes of reselling, an affiliate is basically defined as a control person or one who, directly or indirectly, has the power to direct or cause the direction of the management and policies of the Company. Under Section 16 of the Securities Exchange Act of 1934, any profit realized by a director or officer of the Company through the purchase and sale, or any sale and purchase, of any equity security of the Company within a period of six months might be recoverable by the Company. If an employee thinks that he or she might be an affiliate of the Company, or subject to the provisions of Section 16 of the Securities Exchange Act of 1934, an attorney should be consulted to determine what steps should be taken to accomplish any such resale under securities laws.